Exhibit 4.2
OFFICERS' CERTIFICATE ESTABLISHING
THE TERMS OF THE NOTES

We, Theodore J. Klinck, the President and Chief Executive Officer of Highwoods Properties, Inc. (the “Company”), the general partner of Highwoods Realty Limited Partnership (the “Issuer”), and Jeffrey D. Miller, the Executive Vice President, General Counsel and Secretary of the Company, do hereby deliver this Certificate establishing the following terms of the Securities pursuant to (i) resolutions adopted by the Board of Directors of the Company on November 10, 2023 and (ii) Section 301 of the indenture, dated as of December 1, 1996, among the Company, the Issuer, and U.S. Bank Trust Company, National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), as Trustee (the “Indenture”), and do hereby certify that (terms used in this Certificate and not defined herein having the same definitions as in the Indenture):
1.The Notes shall constitute one series of Securities having the title 7.65% Notes due February 1, 2034 (the “Notes”).
2.The Notes will initially be limited to $350,000,000 aggregate principal amount. The Issuer may in the future, without the consent of the Holders, increase the principal amount of the Notes by issuing additional Notes on the same terms and conditions.
3.The Notes shall be issued at 100% of the principal amount thereof.
4.The Notes will mature on February 1, 2034 (the “Maturity Date”), subject to prior redemption at the option of the Issuer as described in paragraph 7 below.
5.The rate at which the Notes shall bear interest shall be 7.65% per annum. The date from which such interest shall accrue shall be November 21, 2023. The Interest Payment Dates on which interest will be payable shall be February 1 and August 1 in each year, beginning August 1, 2024; the Regular Record Date for the interest payable on the Notes on any Interest Payment Date shall be the 15th calendar day prior to each Interest Payment Date regardless of whether such day is a Business Day.
6.The Notes will be issued only in fully registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
7.The Notes will be redeemable at the Issuer’s option and in its sole discretion, in whole or in part, at any time and from time to time, on any date (a “Redemption Date”). Before November 1, 2033 (a date that is three months prior to the Maturity Date, the “Par Call Date”), the Issuer may redeem the Notes at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of 12 30-day months) at the Treasury Rate (as defined below) plus 50 basis points less (b) interest accrued to the Redemption Date; and (ii) 100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. If the Notes are redeemed on or after the Par Call Date, the Issuer may redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

The following definition applies with respect to any redemption or accelerated payment of the Notes:
“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.
The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the date of the notice of redemption (the “Notice Date”) based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (i) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); (ii) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (iii) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.
If on the third business day preceding the Notice Date, the H.15 TCM is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding the Notice Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Issuer’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption of any Notes (or any portion thereof) will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Notes to be redeemed. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Notes held by the Holders to be redeemed.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless the Issuer defaults in payment of the redemption price, on and after the Redemption Date, interest will cease to accrue on the Notes (or portions thereof) called for redemption and the only right of the Holders of the Notes from and after the Redemption Date will be to receive payment of the redemption price upon surrender of the Notes in accordance with the notice.
8.The Issuer shall not be obligated to redeem, repay or purchase Notes pursuant to any sinking fund or analogous provision or at the option of a Holder thereof.
9.The principal of, premium, if any, or interest on the Notes may not be paid in a currency other than U.S. Dollars.
10.The Notes are issuable only as Registered Securities and will be represented by a permanent global security (the “Global Note”) without coupons registered in the name of The Depository Trust Company (“DTC”) or its nominee. DTC or its nominee will credit, on its book-entry registration and transfer system, the respective amounts of Notes represented by the Global Note. Ownership of beneficial interest in the Global Note will be limited to institutions that have accounts with DTC or its nominee (“Participants”) and to persons that may hold interests through Participants. DTC shall be the depositary of the Global Note. The form of the Global Note, attached hereto, is hereby approved. Beneficial owners of interests in the Global Note may not exchange such interests for certificated Notes other than in the manner provided in Section 305 of the Indenture.
11.The Notes are not Guaranteed Securities.
12.The Issuer shall not pay Additional Amounts (as contemplated by Section 1004 of the Indenture) on the Notes.

13.Other than as set forth herein, there shall be no deletions from, modifications or additions to the Events of Default or the covenants of the Issuer with respect to the Notes from those set forth in the Indenture. Notwithstanding the foregoing, solely for purposes of the Notes:
a.Section 1012 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “The Issuer will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of all outstanding Unsecured Debt of the Issuer.”
b.The definition of “Total Unencumbered Assets” under Section 101 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “‘Total Unencumbered Assets’ means the sum of (i) those Undepreciated Real Estate Assets not subject to an encumbrance and (ii) all other assets of the Issuer and its Subsidiaries not subject to an encumbrance determined in accordance with GAAP (but excluding intangibles and accounts receivable); provided, however, that all investments by the Issuer and its Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities are excluded from the calculation of Total Unencumbered Assets to the extent that such investments would have otherwise been included.”
c.The second paragraph of Section 1014 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “The Issuer will also in any event (unless available on the Securities and Exchange Commission’s Electronic Data Gathering, Analysis and Retrieval system (or successor system)) (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders, as their names appear in the Security Register, without cost to such Holders, copies of the annual reports and quarterly reports which the Issuer would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Issuer were subject to such Sections, and (ii) file with the Trustee copies of the annual reports, quarterly reports and other documents which the Issuer would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Issuer were subject to such Sections and (y) if filing such documents by the Issuer with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.”
d.Effective upon the time that all Securities issued under the Indenture prior to the date of this Certificate are no longer Outstanding, Section 501(5) of the Indenture shall automatically be amended and restated in its entirety as follows:
i.“(5) default under any evidence of recourse Indebtedness of the Issuer or under any mortgage, indenture or other instrument of the Issuer (including a default with respect to Securities of any series other than the Notes) under which there may be issued or by which there may be secured any recourse Indebtedness of the Issuer (or by any Subsidiary, the repayment of which the Issuer has guaranteed or for which the Issuer is directly responsible or liable as obligor or guarantor), whether such Indebtedness now exists or shall hereafter be created, which default shall constitute a failure to pay an aggregate principal amount exceeding $25,000,000 of such Indebtedness when due and payable after the expiration of any applicable grace period with respect thereto and shall have resulted in such Indebtedness in an aggregate principal amount exceeding $25,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such Indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after there shall have been given, by registered or certified mail, to the Issuer by the Trustee or to the Issuer and the Trustee by the Holders of at least 10% in principal amount of the Notes a written notice specifying such default and requiring the Issuer to cause such indebtedness to be discharged or cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; or”
e.The definition of “Indebtedness” under Section 101 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “‘Indebtedness’ means any indebtedness, whether or not contingent, in respect of (i) borrowed money evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness secured by any mortgage, pledge, lien, charge, encumbrance or any security interest existing on property, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued or amounts representing the balance deferred and unpaid of the purchase price of any property except any such balance that constitutes an accrued expense or trade payable or (iv) any lease of property as lessee which would be reflected on a consolidated balance sheet as a financing lease in accordance with GAAP, in the case of items of indebtedness under (i) through (iii) above to the extent that any such items (other than letters of credit) would appear as a liability on a consolidated balance sheet in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), indebtedness of another person. In the case of items of indebtedness under (iv), the term “Indebtedness” will exclude operating lease liabilities reflected on the consolidated balance sheet in accordance with GAAP.”
f.The definition of “Undepreciated Real Estate Assets” under Section 101 of the Indenture is hereby deemed to be amended and restated in its entirety as follows: “‘Undepreciated Real Estate Assets’ means as of any date the cost (original cost plus capital improvements) of real estate assets and the right of use assets associated with a financing lease in accordance with GAAP of the Issuer and its Subsidiaries on such date, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that “Undepreciated Real Estate Assets” shall not include the right of use assets associated with an operating lease in accordance with GAAP.”
The Indenture is in all other respects ratified and confirmed.
14.Holders shall have no special rights in addition to those provided in the Indenture or this Certificate upon the occurrence of any particular events.
15.The place where the principal of, premium, if any, and interest on the Notes shall be payable and the Notes may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Issuer in respect of the Notes and the Indenture may be served shall be U.S. Bank Trust Company, National Association (as successor in interest to Wachovia Bank, N.A. as merged with and into First Union National Bank of North Carolina), 100 Wall Street, Suite 1600, New York, New York 10005.
16.This Officers’ Certificate shall constitute the Officers’ Certificate referenced under Section 301 of the Indenture.
17.Any communication sent to Trustee hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to Trustee by the authorized representative), in English. The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Trustee, including without limitation the risk of Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.
[signatures on following page]

/s/Theodore J. Klinck
Theodore J. Klinck
President and Chief Executive Officer

/s/ Jeffrey D. Miller
Jeffrey D. Miller
Executive Vice President, General Counsel and Secretary

Date: November 21, 2023

[Signature Page to Officers’ Certificate Establishing the Terms of the Notes]

ACKNOWLEDGED, as of November 21, 2023:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Ryan Riggleman
Ryan Riggleman
Vice President

[Signature Page to Officers’ Certificate Establishing the Terms of the Notes]